UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2013

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702)263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

See Item 2.01 -- Completion of Acquisition and Disposition of Assets for information concerning the Agreement and Plan of Merger dated as of July 15, 2013, pursuant to which IPS Acquisition Corp., a subsidiary of Blue Earth, Inc. (“Blue Earth” or the “Company”) will merge with IPS Power Engineering Inc. and Global Renewable Energy Group, Inc.

Item 2.01

Completion of Acquisition or Disposition of Assets

The Company, together with its wholly-owned subsidiary IPS Acquisition Corp., simultaneously entered into and completed an Agreement and Plan of Merger (the “Agreement”) dated as of July 15, 2013, with IPS Power Engineering Inc. (“IPS”), Global Renewable Energy Group, Inc. (“GREG”) and the Stockholders of IPS and GREG (the “Acquisitions”).

IPS is an EPCM company (engineering, procurement, construction and management) and GREG is an affiliated renewable energy company, which companies specialize in the combined heat and power (“CHP”) alternative energy space.  The Acquisitions will enable the Company to become a significant independent power producer (“IPP”).  The Company plans to build seven power plants and sell the thermal and electric power generated to one large customer and to local utilities through long-term power purchase agreements.  The Company is funding permitting and remaining development tasks for the initial projects from a portion of the proceeds of a recent private placement, while finalizing project financing terms for the estimated total construction costs of the seven plants of over $120 million.  Management anticipates that the projects will be financed primarily through project debt, which will allow the Company to maintain ownership of the projects without significant share issuances.  Blue Earth is continuing to perform engineering tasks on additional power plants for the same customer, in anticipation of adding several more construction projects.

Pursuant to the terms of the Agreement, an aggregate of 15,550,000 shares of Blue Earth Common Stock (the “Merger Consideration”) was issued to the former stockholders of IPS and GREG (the “Stockholders”).  The Merger Consideration was determined by the parties based on the mutually agreed upon future revenues and earnings forecast prepared by management of IPS and GREG.  The Merger Consideration consists of:  5,000,000 Blue Earth shares issued at closing to the Stockholders, which vested immediately but are subject to lock-up agreements; 50,000 Blue Earth shares issued as a finder’s fees (plus an additional 100,000 shares which are issuable); and 10,500,000 Blue Earth shares issued at closing to the Stockholders, and held in escrow, and which will vest at the rate of 1,500,000 Blue Earth shares per Initial Project (as defined) on the date that each of the Initial Projects or substituted similar value as mutually agreed to by Blue Earth and IPS, commences producing commercial power.  The 10,500,000 Blue Earth shares will be released, pro rata, from escrow upon the commercial operation date of each Initial Project, however, subject to the terms and conditions of the Lock-Up Agreements.

At the Closing the Stockholders exchanged 100% of the outstanding shares of IPS and GREG for the Merger Consideration.  Through the Agreement, IPS Acquisition Corp. and GREG will merge with and into IPS, with IPS as the surviving entity, in accordance with the Utah Revised Business Corporation Act.  IPS will be operated as a wholly owned subsidiary of Blue Earth.

The Board of Directors of IPS, upon the Closing, consists of Rob Potts, Ray Lundberg, John Francis and Johnny Thomas.  On May 16, 2013, (as previously announced by the Company) Rob Potts entered into an employment contract with Blue Earth as the Chief Operating Officer, Ray Lundberg entered into an employment contract as Vice President, Operations of Blue Earth’s CHP Business Unit and President of IPS and Brett Woodard, entered into an employment contract as Chief Financial Officer of Blue Earth.  There were no relationships between Blue Earth, IPS, GREG and the Stockholders prior to negotiations of the Agreement.  In addition, Robert Potts shall become a director of Blue Earth at the time when the Board is expected to meet the corporate governance standards for an exchange listing, for which the Company has applied, but not later than January 2, 2014.

The foregoing summary of the terms and conditions of the Agreement and Plan of Merger does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger attached as an exhibit hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Financial Statements and Exhibits

(a)

Financial statements of business acquired.

In accordance with Item 9.02(a)(4)of Form 8-K, the Registrant will file the financial statements of the business acquired as required by Item 9.02(a)(1) within seventy-one days after the due date of the Report concerning the closing of the transaction.

(b)

Pro Forma financial information.

In accordance with Item 9.01(b)(2) of form 8-K, the Registrant will file the pro forma financial information required by Item 9.01(b)(1) within seventy-one days after the due date of the Report concerning the closing of the transaction.

(c)

Exhibits.

Listed below are all exhibits to this Current Report of Form 8-K

Exhibit Number	Description
10.1

Agreement and Plan of Merger dated as of July 15, 2013 by and among Blue Earth, Inc., IPS Acquisition Corp., IPS Power Engineering Inc., and Global Renewable Energy Group, Inc. and the respective Shareholders named therein.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2013	Blue Earth, Inc.

	By:	/s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: CEO

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